UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 11, 2005

LSB BANCSHARES, INC.

(Exact Name of Registrant as Specified in Charter)

North Carolina	000-11448	56-1348147
State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

One LSB Plaza, Lexington, North Carolina	27292
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (336) 248-6500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     Effective April 11, 2005, upon the recommendation of the Stock Option and Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of LSB Bancshares, Inc. (the “Company”), the Executive Committee of the Board approved an amendment (the “Plan Amendment”) to the Company’s Comprehensive Equity Compensation Plan for Directors and Employees (the “2004 Plan”). The Plan Amendment eliminates the following sentence from Section 6(d) of the 2004 Plan: “Notwithstanding the foregoing, no Option shall be exercisable until at least six months after it is granted.” The sentence was included in the 2004 Plan as a fail safe mechanism to ensure that all grants of options under the Plan to individuals subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would be exempt from Section 16(b) of the Exchange Act pursuant to rules promulgated by the Securities and Exchange Commission thereunder. Since the Company historically ensured that all grants of options to individuals subject to Section 16 of the Exchange Act are exempt from Section 16(b) by satisfying other available exemptions, the Compensation Committee and the Executive Committee of the Board determined that this provision of the Plan was not necessary. In addition, as discussed below, the Compensation Committee accelerated the vesting of certain “out-of-the-money” options (i.e. options with an exercise price in excess of the $16.91 market price of a share of the Company’s common stock on the effective date of the accelerated vesting of such options). Since some of these options were granted in December, 2004 and, therefore, were granted within six months prior to the accelerated vesting date, the Compensation Committee recommended to the Executive Committee of the Board and the Executive Committee approved the Plan Amendment to enable the acceleration of such options. Attached hereto as Exhibit 10.1 is a copy of the Plan Amendment.

     As indicated above, effective April 11, 2005, the Compensation Committee accelerated the vesting of certain unvested and “out-of-the-money” options held by current employees and executive officers (one of whom is also a director) (the “Acceleration”) that were granted in December, 2004 under the 2004 Plan and in December, 2003 under the Company’s 1996 Omnibus Stock Incentive Plan (the “1996 Plan”). The options whose vesting was accelerated pursuant to the Acceleration include the vast majority of unvested options granted in December of 2003 and 2004. Those options had exercise prices per share of $18 and $17.11, respectively, which was in excess of the $16.91 per share closing price of a share of the Company’s common stock on the Nasdaq National Market on April 11, 2005, the effective date of the Acceleration (the “Effective Date”). Specifically, the Acceleration vested options to purchase 39,750 shares granted in December, 2003 under the 1996 Plan which were unvested as of the Effective Date and which would otherwise have vested at various times over the next four years and options to purchase 66,134 shares granted in December, 2004 under the 2004 Plan which were unvested as of the Effective Date and which would otherwise have vested at various times over the next five years. As a result of the Acceleration, each option grant agreement for options subject to the Acceleration was deemed amended to reflect the Acceleration as of the Effective Date but all other terms and conditions of each such option grant agreement remain in full force and effect. The form of these amendment agreements for the options granted under the 1996 Plan and the 2004 Plan are attached hereto as Exhibits 10.2 and 10.3, respectively.

     The decision to initiate the Acceleration, which the Compensation Committee and the Executive Committee believe was in the best interests of the Company and its shareholders, was made to reduce compensation expense that otherwise would have been recorded in future periods once the Company became subject to Financial Accounting Standards Board (“FASB”) Statement No. 123 “Share-Based Payment (revised 2004)” (“SFAS 123(R)”), which is currently scheduled to become effective for the Company’s fiscal quarter commencing July 1, 2005. The Company currently accounts for stock-based compensation using the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” under which the Company has not recognized any compensation expense for its stock option grants. SFAS 123(R) will generally require the Company to record compensation expense equal to the fair value of all equity-based compensation over the vesting period of each such award. As a result of the Acceleration, the Company expects to reduce its aggregate compensation expense related to the options subject to the Acceleration by a total of approximately $271,000, based on estimated value calculations using Black-Scholes valuation methodology. The approximately $271,000 of compensation expense reduction consists of approximately $84,000 in fiscal year 2005, approximately $102,000 in fiscal year 2006, approximately $53,000 in fiscal year 2007, approximately $25,000 in fiscal year 2008 and approximately $7,000 in fiscal year 2009. The Company will disclose the pro forma effect of this compensation expense in the pro forma footnote disclosure in its fiscal year 2005 annual report, as permitted under the transition guidance provided by FASB.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Amendment to the 2004 Plan

10.2	Form of Amendment to the applicable Grant Agreements under the 1996 Plan

10.3	Form of Amendment to the applicable Grant Agreements under the 2004 Plan

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LSB BANCSHARES, INC.
Dated: April 15, 2005	By:	/s/ Robert F. Lowe
Robert F. Lowe,
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Amendment to the 2004 Plan

10.2	Form of Amendment to the applicable Grant Agreements under the 1996 Plan

10.3	Form of Amendment to the applicable Grant Agreements under the 2004 Plan

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